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                                                                     Exhibit 3.8

                          AVERY COMMUNICATIONS, INC.

                          Certificate of Designations
                                      of
        Series G Junior Participating Convertible Voting Preferred Stock


   Avery Communications, Inc., a Delaware corporation, DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors of said corporation by virtue of its Certificate of Incorporation, as amended, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors has duly adopted a resolution providing for the issuance of a series of Preferred Stock, par value $0.01 per share, designated as Series G Junior Participating Convertible Voting Preferred Stock, which resolution reads as follows:

     "RESOLVED, that the Board of Directors (the "Board of Directors") of Avery Communications, Inc., a Delaware corporation (the "Corporation"), hereby authorizes the issuance of a series of the Corporation's Preferred Stock, par value $0.01 per share ("Preferred Stock"), and fixes its designation, powers, preferences and relative, participating, optional, voting or other special rights, and qualifications, limitations and restrictions thereof, as follows:

     Section 1. Designation. The distinctive serial designation of said series shall be "Series G Junior Participating Convertible Voting Preferred Stock" ("Series G"). Each share of Series G shall be identical in all respects with all other shares of Series G except as to the dates from and after which dividends thereon shall be cumulative.

     Section 2. Number of Shares. The number of shares in Series G shall initially be 8,000,000, which number may from time to time be increased or decreased (but not below the total number thereof then outstanding) by the Board of Directors. Shares of Series G that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

     Section 3. Dividends. Except as otherwise provided in this Section 3, so long as any share of Series G remains outstanding, the holders of shares of the Series G shall be entitled to participate, on an "if converted" basis, in any and all dividends paid with respect to the Common Stock, and the holders of the Series G shall be entitled to a proportionate share of any and all dividends paid by the Corporation with respect to the Common Stock at any time as any share of the Series G remains outstanding as though the holders of each such share of the Series G were the holders of the number of shares of Common Stock of the Corporation into which their shares of the Series G are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend. So long as any share of the Series G remains outstanding, no dividend shall be paid on any share of the Common Stock unless concurrently therewith a dividend is paid with respect to all outstanding shares of the Series G in an amount for each such share of the Series G equal to the result obtained by multiplying (i) the per share dividend to be paid with respect
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to one share of the Common Stock by (ii) the number of shares of Common Stock of the Corporation into which one share of the Series G is convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend.

     Except as otherwise provided in this Section 3, in the event the Corporation shall declare a distribution (other than any distribution described in 4) payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Series G shall be entitled to a proportionate share of any such distribution as though the holders of the Series G were the holders of the number of shares of Common Stock of the Corporation into which their shares of the Series G are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     In the event the Corporation shall at any time or from time to time declare a distribution payable in securities of its wholly owned subsidiary, Primal Solutions, Inc., a Delaware corporation, then, in such events, the holders of the Series G shall have no right to participate therein and shall not be entitled to a proportionate share of any such distribution.

     Section 4. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of shares of Series G shall be entitled to be paid in full an amount equal to $0.01 per share, together with all accrued dividends to such distribution or payment date whether or not earned or declared (the "Liquidation Value"). The Series G and the Parity Preferred shall rank on a parity as to the receipt of the respective preferential Liquidation Values for each such series upon the occurrence of such event. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series G and the Parity Preferred shall be insufficient to permit the payment to such holders of the full preferential Liquidation Values payable with respect thereto, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series G and Parity Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive. If the Liquidation Value shall have been paid in full to all holders of shares of Series G and the Parity Preferred, the remaining assets of the Corporation shall be distributed among the holders of Series G, on an "if converted" basis, and Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares. For the purposes of this 4, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

     Section 5. Conversion Rights. The holders of shares of Series G shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series G shall be convertible, at the option of the holder thereof, at any time after the Primal Distribution Date at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is determined by dividing $1.00 by the Current Conversion

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Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, and rounded to the nearest ten-thousandth (0.0001). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series G (the "Stated Conversion Price") shall initially be $1.00 per share of Common Stock. The Stated
Conversion Price shall be adjusted from and after the Original Issue Date as hereinafter provided. The Stated Conversion Price at any time in effect or, in the case of any such adjustment, such Stated Conversion Price as most recently so adjusted, is herein called the "Current Conversion Price."

          (b) Mechanics of Conversion. Before any holder of Series G shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series G, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series G to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (c) Adjustments to Current Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Current Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (d) Adjustments for Reclassification and Reorganization. If at any time after the Original Issue Date the Common Stock issuable upon conversion of the Series G shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Current Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series G shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have

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been subject to receipt by the holders upon conversion of the Series G immediately before that change.

          (e) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date there is a capital reorganization or reclassification of the capital stock of the Corporation (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this 5) or a merger, consolidation or sale of all or substantially all of the assets of the Corporation, as a part of and as a condition to such capital reorganization or reclassification, merger, consolidation or sale of assets provision shall be made so that the holders of the Series G shall thereafter be entitled to receive upon conversion of the Series G the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series G would have been entitled on such capital reorganization or reclassification, merger, consolidation or sale of assets, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this 5 with respect to the rights of the holders of Series G after the capital reorganization, merger, consolidation or sale of assets to the end that the provisions of this 5 (including adjustment of the Current Conversion Price then in effect and the number of shares issuable upon conversion of the Series G) shall be applicable after that event and be as nearly equivalent as practicable.

          (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series G against impairment.

          (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Current Conversion Price pursuant to this 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series G a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series G, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Current Conversion Price for such series of Preferred Stock at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series G.

          (h) Notices of Record Date. In the event that the Corporation shall propose at any time after the Original Issue Date: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders

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of any class or series of its stock any additional shares of stock of any class or series or other, rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series G:

               (i) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

               (ii) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (i) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series G pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation of the Corporation.

          (k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series G. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series G by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

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          (l)  Notices. Any notice required by the provisions of this 5 to be given to the holders of shares of Series G shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

          (m) Meaning of "Common Stock." For the purpose of this 5, the term "Common Stock" shall include any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series G shall include only shares of the class designated as Common Stock as of the Original Issue Date of shares of Series G or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

          (n) Postponement of Adjustments; Calculations. Any adjustment in the conversion price otherwise required by this 5 to be made may be postponed if such adjustment (plus any other adjustments postponed pursuant to this paragraph and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations hereunder shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

          (o) Tax Adjustments. The Board of Directors may make such adjustments in the conversion price, in addition to those required by this 5, as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this 5, and its action in so doing shall be final and conclusive.

          (p) Adjustments Applicable to New Securities. In the event that any time, as a result of an adjustment made pursuant to the provisions hereof, the holder of any shares of Series G thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of such shares of Series G shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in 5 with respect to the Common Stock shall apply on like terms to any such other shares.

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          (q)  Accountants' Certificate. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this 5.

     Section 6. Voting Rights. Each holder of shares of Series G shall be entitled to one vote for each whole share of Common Stock into which each share of Series G held by such holder is at such time convertible pursuant to the provisions of 5 hereof on all matters submitted to the stockholders of the Corporation for vote or approval. For purposes of this 6, all shares of the Series G held by any one holder shall be aggregated, and, if the aggregate shares of Series G held by any one holder are convertible into a fraction of a share, such fractional share shall be rounded up to the next whole share if the fraction of a share is equal to or greater than 0.5000 share, and in all other case such fractional share shall be rounded down to the next whole share. The holders of shares of Series G shall vote with the holders of Common Stock and the other holders of voting securities of the Corporation as a single class on all matters submitted to the stockholders of the Corporation for vote or approval, and the outstanding shares of Common Stock, the outstanding shares of the other voting securities of the Corporation and the outstanding shares of Series G shall be considered as a single class in determining the presence of a quorum for, and the votes that shall be necessary for, the transaction of any business at a meeting of stockholders of the Corporation. The outstanding shares of Common Stock, the outstanding shares of the other voting securities of the Corporation and the outstanding shares of Series G shall be considered as a single class in determining the vote that shall be required for a specific action or that shall constitute the act of the stockholders of the Corporation.

     In addition to the voting rights herein granted, the holders of the shares of Series G shall also have such other voting rights as from time to time may be required by law.

     Section 7. Senior Preferred Stock Permitted. The Corporation may, at any time or from time to time, authorize and issue shares of Preferred Stock in series that are senior to, or rank on parity with, the Series G, and nothing contained herein shall limit in any manner whatsoever the authority of the Board of Directors to fix the designation, powers, preferences and relative, participating, optional, voting or other special rights, and qualifications, limitations and restrictions thereof, any one or all of which may rank senior to, or on parity with, the Series G.

     Section 8. Definitions. As used herein with respect to Series G, the following terms shall have the following meanings:

     (a) Junior Stock. The term "Junior Stock" shall mean the Common Stock, and any other series of Preferred Stock of the Corporation, or any other class or series of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed, that is junior to and over which the Series G has preference and priority in the payment of dividends and in the payment of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     (b) Original Issue Date. The term "Original Issue Date" shall mean the date on which a share of Series G was first issued.

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     (c)  Parity Preferred.  The term "Parity Preferred" shall mean the Series A
Junior Convertible Redeemable Preferred Stock of the Corporation, Series B
Junior Convertible Redeemable Preferred Stock of the Corporation, the Series C Junior Convertible Redeemable Preferred Stock of the Corporation and the Series
E Junior Convertible Redeemable Preferred Stock of the Corporation and any other series of Preferred Stock of the Corporation, or any other class or series of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed, that is equal to and on parity with the Series
G in the payment of dividends and in the payment of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     (d) Person. The term "Person" shall mean any individual, corporation, partnership, joint venture, joint stock association, business trust and other business entity, trust, unincorporated organization, governmental agency or authority or any other form of entity.

     (e) Primal Distribution Date. The term "Primal Distribution Date" shall mean the "Distribution Date," as defined in that certain Primal Solutions, Inc. Preliminary Distribution Agreement dated as of July ____, 2000, by and among the Corporation, Primal Solutions, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, John Faltys, Joseph R. Simrell, and David Haynes, Thurston Group Inc., a Delaware corporation, Patrick J. Haynes, III, and Scot M. McCormick.

     (f) Senior Preferred. The term "Senior Preferred" shall mean the Series D Senior Cumulative Convertible Redeemable Preferred Stock of the Corporation and any other class or series

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of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed, that is senior to and that has preference over the Series G in the payment of dividends and in the payment of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     Section 9. Other Rights. The shares of Series G shall not have any powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

     IN WITNESS WHEREOF, Avery Communications, Inc. has caused this Certificate to be signed by Scot M. McCormick, its Vice President, this ____ the day of July, 2000.

                                        Avery Communications, Inc.


                                        By:
                                           ------------------------------------
                                           Scot M. McCormick
                                           Vice President

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